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                                                                   EXHIBIT 12(A)

                    GENERAL ELECTRIC CAPITAL SERVICES, INC.
                          AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                 YEARS ENDED DECEMBER 31,
                                        ------------------------------------------   THREE MONTHS ENDED
                                         1990     1991     1992     1993     1994      APRIL 1, 1995
                                        ------   ------   ------   ------   ------   ------------------
                                                         (DOLLAR AMOUNTS IN MILLIONS)
Earnings from continuing operations...  $1,125   $1,215   $1,331   $1,567   $2,085         $  559
Provision for income taxes............     319      317      404      642      864            267
Minority interest.....................      46       33       40      134      139             27
Cumulative effect to January 1, 1991,
  of accounting change for
  postretirement benefits other than
  pensions............................      --        6       --       --       --             --
                                        ------   ------   ------   ------   ------        -------
Earnings before income taxes, minority
  interest and accounting change......   1,490    1,571    1,775    2,343    3,088            853
                                        ------   ------   ------   ------   ------        -------
Fixed charges:
  Interest............................   4,497    4,413    3,780    3,585    4,598          1,561
  One-third of rentals................      33       36       92      138      156             37
                                        ------   ------   ------   ------   ------        -------
Total fixed charges...................   4,530    4,449    3,872    3,723    4,754          1,598
                                        ------   ------   ------   ------   ------        -------
Less interest capitalized, net of
  amortization........................      19        7        6        4        9              3
                                        ------   ------   ------   ------   ------        -------
Earnings before income taxes, minority
  interest and accounting change, plus
  fixed charges.......................  $6,001   $6,013   $5,641   $6,062   $7,833         $2,448
                                        ======   ======   ======   ======   ======   ==============
Ratio of earnings to fixed charges....    1.32     1.35     1.46     1.63     1.65           1.53
                                        ======   ======   ======   ======   ======   ==============
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